Exhibit 21

BridgeBio Pharma LLC

List of Subsidiaries

Entity Name	State of Incorporation
BridgeBio Pharma LLC	Delaware
TheRas, Inc.	Delaware
BridgeBio Services Inc.	Delaware
Origin Biosciences, Inc.	Delaware
Fortify Therapeutics, Inc.	Delaware
Sub20, Inc.	Delaware
Eidos Therapeutics, Inc.	Delaware
Molecular Skin Therapeutics, Inc.	Delaware
Quartz Therapeutics, Inc.	Delaware
PellePharm, Inc.	Delaware
Navire Pharma, Inc.	Delaware
CoA Therapeutics, Inc.	Delaware
Dermecular Therapeutics, Inc.	Delaware
Phoenix Tissue Repair, Inc.	Delaware
QED Therapeutics, Inc.	Delaware
Adrenas Therapeutics, Inc.	Delaware
Orfan Biotech Inc.	Delaware
Ferro Therapeutics, Inc.	Delaware
Venthera, Inc.	Delaware
Aspa Therapeutics, Inc.	Delaware
Retinagenix Therapeutics, Inc.	Delaware
Audition Therapeutics, Inc.	Delaware
Calcilytix Therapeutics, Inc.	Delaware
BridgeBio Gene Therapy LLC	Delaware
BridgeBio Gene Therapy Research, Inc.	Delaware
ML Bio Solutions Inc.	Delaware

ACTIVE/102476041.2